Exhibit 5.2
Richards, Layton & Finger
A Professional Association
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax: (302) 651-7701
www.rlf.com
April 3, 2007
Compass Group Diversified Holdings LLC
Sixty One Wilton Road
Second Floor
Westport, Connecticut 06880
     Re: Compass Group Diversified Holdings LLC
Ladies and Gentlemen:
          We have acted as special Delaware counsel for Compass Group Diversified Holdings LLC, a Delaware limited liability company (the “LLC”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
          (a) The Certificate of Formation of the LLC, dated November 18, 2005, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 18, 2005, as amended by the Certificate of Amendment thereto, as filed in the office of the Secretary of State on May 2, 2006 (as so amended, the “LLC Certificate”);
          (b) The Operating Agreement of the LLC, dated as of November 18, 2005, entered into by Compass Group Management LLC, as the sole member of the Company (the “Initial Member”);
          (c) The Amended and Restated Operating Agreement of the LLC, dated as of April 25, 2006, entered into between Compass Diversified Trust, a Delaware statutory trust (the “Trust”), and the Initial Member;
          (d) The Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission on April 3, 2007, including a related preliminary prospectus (the “Prospectus”), relating to the Trust Interests of the LLC (each, a

Compass Group Diversified Holdings LLC
April 3, 2007

“Trust Interest” and collectively, the “Trust Interests”), and the shares representing beneficial interests of the Trust;
          (e) The Second Amended and Restated Operating Agreement of the LLC, dated as of January 9, 2007 (the “LLC Agreement”), entered into between the Trust and the Initial Member, as members, attached as exhibit 3.4 to the Registration Statement; and
          (f) A Certificate of Good Standing for the LLC, dated April 2, 2007, obtained from the Secretary of State.
          Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.
          For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
          For purposes of this opinion, we have assumed (i) that the LLC Agreement and the LLC Certificate will be in full force and effect and will not have been amended as of the date on which the Trust Interests are issued, (ii) that each of the parties (other than the LLC or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Trust) to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties (other than the LLC or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us will have duly authorized, executed and delivered such documents as of the date on which the Trust Interests are issued, (vi) that each Person to whom a Trust Interest is to be issued by the LLC (each, a “Trust Interest Holder” and collectively, the “Trust Interest Holders”) will receive a Trust Interest Certificate for such Trust Interest and will pay for the Trust Interest acquired by it, in accordance with the LLC Agreement and the Registration Statement, (vii) that the books and records of the LLC set forth the names and addresses of all Persons to be admitted as members of the LLC and the dollar value of each such member’s contribution to the LLC, and (viii) that the Trust Interests are issued and sold to the Trust Interest Holders in accordance with

Compass Group Diversified Holdings LLC
April 3, 2007

the Registration Statement and the LLC Agreement. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents, other than this opinion.
          This opinion is limited to the laws of the State of Delaware (excluding the blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
          1. The LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “LLC Act”).
          2. The Trust Interests will be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited liability company interests in the LLC.
          3. A Trust Interest Holder shall not be obligated personally for any of the debts, obligations or liabilities of the LLC, whether arising in contract, tort or otherwise, solely by reason of being a member of the LLC, except as a Trust Interest Holder may be obligated to repay any funds wrongfully distributed to it. We note that a Trust Interest Holder may be obligated pursuant to the LLC Agreement to provide the Transfer Agent sufficient indemnity in connection with the issuance of replacement Trust Interest Certificates.
          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
MVP/DZS